TERMINATION AGREEMENT

This Agreement, dated as of March 25, 2008, is made by and between Ethanex Energy, Inc., a Nevada corporation (“Ethanex”), and Bühler Inc., a Minnesota corporation (“Bühler”). Ethanex and Bühler hereby agree as follows:

1.    Termination of Joint Marketing Agreement. The Joint Marketing Agreement dated as of April 20, 2007 by and between Ethanex and Bühler (as amended to date, the “Joint Marketing Agreement”) is terminated and neither party has any further obligation thereunder except that Section 2(d) of the Joint Marketing Agreement shall survive.

2.    Release by Ethanex. Ethanex for itself and for and on behalf of all of its parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns, together with all of the present and former directors, officers, agents and employees of any of the foregoing (collectively, the “Ethanex Parties”), absolutely and unconditionally releases and forever discharges the Bühler Parties from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, that any Ethanex Party has had, now has or has made claim to have against any Bühler Party for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Agreement, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

3.    Release by Bühler. Bühler for itself and for and on behalf of all of its parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns, together with all of the present and former directors, officers, agents and employees of any of the foregoing (collectively, the “Bühler Parties”), absolutely and unconditionally releases and forever discharges the Ethanex Parties from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, that any Bühler Party has had, now has or has made claim to have against any Ethanex Party for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Agreement, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

4.    Confidentiality Agreement. The Confidentiality Agreement between the parties dated as of February 16, 2007 (as the same may be amended, supplemented or restated from time to time, the “Confidentiality Agreement”) remains in full force and effect. Each party will promptly return to the other party all Confidential Information (as defined in the Confidentiality Agreement) of that party.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

Bühler Inc. 13105 12th Avenue North Plymouth, MN 55441-4509 Attention: Rene Steiner Facsimile: 763-847-9915	BÜHLER INC. By /s/ Rene Steiner Name: Rene Steiner Title: President BÜHLER INC. By /s/ Brian Williams Name: Brian Williams Title: Marketing Manager

Ethanex Energy, Inc. 14500 Parallel Road, Suite A Basehor, KS 66007 Attention: Al Knapp Facsimile: 913-724-4107	ETHANEX ENERGY, INC. By /s/ Albert W. Knapp Name: Albert W. Knapp Title: President & CEO

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